Exhibit 99.1

BRINKER INTERNATIONAL BOARD DECLARES COMMON DIVIDEND
DALLAS, Feb. 9, 2017 -- On Feb. 9, the Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.34 per share on the common stock of the company, representing a 6 percent increase over the prior year. The dividend will be payable March 30, 2017 to shareholders of record as of March 10, 2017.
Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of the fiscal second quarter ended Dec. 28, 2016, Brinker owned, operated or franchised 1,658 restaurants under the names Chili's® Grill & Bar (1,606 restaurants) and Maggiano's Little Italy® (52 restaurants).
For further information: Joe Taylor, Investor Relations, (972) 770-9040, or Aisha Fletcher, Media Relations, media.requests@brinker.com, (800) 775-7290, 6820 LBJ Freeway, Dallas, Texas 75240.